                                                                    EXHIBIT 99.2
Belden & Blake Corporation
NEWS RELEASE

        5200 Stoneham Road o North Canton, Ohio 44720 o (330) 499-1660 o
                               FAX (330) 497-5463

CONTACT: Patricia A. Harcourt                        FOR  IMMEDIATE  RELEASE
         Vice President, Administration              June 24, 2004
         E-mail: pharcourt@beldenblake.com

                Belden & Blake to Sell Trenton Black River Assets

         NORTH CANTON, OH -- Belden & Blake Corporation today announced that it has executed a Letter Agreement with a third-party buyer, pursuant to which Belden & Blake will sell substantially all of the Company's Trenton Black River assets. The assets are located primarily in New York, Pennsylvania, Ohio and West Virginia. The transaction is expected to close before the end of June.

         Belden & Blake Corporation engages in the exploration, development and production of natural gas and oil, and the gathering of natural gas in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan).

         Randall & Dewey, an oil and gas strategic advisory and consulting firm based in Houston, Texas, acted as advisors to Belden & Blake.

         The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company's access to capital, the market demand for and prices of oil and natural gas, the Company's oil and gas production and costs of operation, results of the Company's future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company's 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.


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